Exhibit 99.1

For Immediate Release

BSD Medical Participates in ASTRO, SROA and RRS Conferences

SALT LAKE CITY, October 1, 2008—BSD Medical Corp. (NASDAQ:BSDM) today reported on the company’s attendance and exhibitions at both the ASTRO (American Society for Therapeutic Radiology and Oncology) and the SROA (The Society for Radiation Oncology Administrators) annual conferences held at the Boston Convention and Exhibition Center in Boston, Massachusetts and the Hyatt Hotel in Cambridge, Massachusetts. The company also announced attendance at the RRS (Radiation Research Society) hyperthermia workshop that was held in conjunction with ASTRO.

RRS is an organization that encourages the advancement of radiation research in all areas of the natural sciences and facilitates cooperative research between the disciplines of physics, chemistry, biology and medicine in the study of the properties and effects of radiation.  This year one of the RRS two-hour Symposia/Workshops was titled “Hyperthermia: Where is it now?”  Thought leaders from all over the United States presented a variety of hyperthermia research topics.  The discussion gave added visibility and validity to hyperthermia as a viable treatment option for cancer.

ASTRO’s annual conference is the largest radiation oncology conference held in America and the premier worldwide scientific meeting in radiation oncology. This year, thousands of attendees from all over the world participated in the meeting.  While a strong reception was given by the U.S. medical community, outside of the United States interested physicians from India, Mexico, Israel, Argentina, China, Japan and many European countries visited the BSD exhibit to learn about hyperthermia therapy through BSD Medical’s systems.

SROA is the leading authority for radiation oncology operations committed to providing education and information to radiation oncology administrators. This is a unique meeting dedicated to exploring a variety of issues relating to radiation oncology. This year's theme was "Connect the Past with the Present: Revolutionizing Cancer Care." While radiation oncologists are the “user buyer” of hyperthermia systems, oncology administrators are many times the “financial buyers” who control the purchasing efforts of medical products and capital equipment.  Attendance at the SROA was strategically critical in promoting hyperthermia to all individuals involved in the purchasing decision.

Attendance at key trade shows, conferences and meetings such as ASTRO, SROA and RRS is a strategic focus of the company in building awareness of hyperthermia therapy and developing relationships with future customers.

About BSD Medical

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused RF/microwave energy in treating medical conditions through hyperthermia therapy and thermal ablation. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.